Sub-Item 77-Q1 (a)
Exhibits



AMENDMENT #18
TO THE BY-LAWS
OF
FEDERATED HIGH
INCOME BOND FUND,
INC.
Effective June 1, 2013

      Insert the
following into
ARTICLE VI,
AGREEMENTS,
CHECKS, DRAFTS,
ENDORSEMENTS,
ETC. and renumber the
remaining sections
accordingly:
	Section 2.
DELEGATION OF
AUTHORITY
RELATING TO
DIVIDENDS.  The
Directors may delegate
to any Officer or Agent
of the Corporation the
ability to authorize the
payment of non-stock
dividends and may
delegate to an Officer or
Agent in accordance
with that general
authorization the power
to fix the amount and
other terms of the
dividend provided that
the Directors established
a method or procedure
for determining the
maximum amount of the
distribution.

	The title of
ARTICLE VI is deleted
and replaced as follows:
?AGREEMENTS,
CERTAIN
DELEGATION,
CHECKS, DRAFTS,
ENDORSEMENTS,
ETC.?





Current as of:  8/18/94